Exhibit 99.1

NEWS RELEASE

One North Central Avenue, Phoenix, AZ 85004 (602) 366-8100

For Immediate Release
Media:	Peter J. Faur
(602) 366-7993

Investors:	Stanton K. Rideout
(602) 366-8589

Phelps Dodge to Construct First-Ever Commercial-Scale
Copper Concentrate Leaching Facility at Morenci Mine;
Will Take $420 Million in Non-Cash Special Charges in Second Quarter

PHOENIX, June 2, 2005 – Phelps Dodge Mining Co., a division of Phelps Dodge Corp. (NYSE:PD), will construct the first-ever commercial-scale copper concentrate leaching and direct electrowinning facility at its copper mine in Morenci, Ariz., the company announced today. The facility will employ proprietary technology developed by Phelps Dodge and under demonstration at its copper mine in Bagdad, Ariz., to process mixed primary and secondary copper ores. It is being built in conjunction with the restart of an idled concentrator at Morenci. The corporation’s board of directors has approved expenditures of $210 million for these projects, which are expected to begin operating in 2007.

Concentrate leaching technology, in conjunction with a conventional milling and flotation concentrator, allows copper sulfide ores to be transformed to copper metal through the efficient pressure leaching and electrowinning process instead of smelting and refining. The new concentrate leaching facilities will be incorporated into the existing leaching and electrowinning complex at Morenci, which is the world’s largest. The production from these facilities will replace an expected decline in Morenci’s heap leach output later this decade. Phelps Dodge and Placer Dome, Inc. (NYSE:PDG) have a technology development agreement in place covering copper concentrate leaching technology.

Phelps Dodge anticipates that an estimated 500 construction jobs and 230 permanent jobs will be created by restarting the concentrator and constructing and operating the concentrate leach facility.

“One of our stated priorities for our cash is to invest appropriately in our existing operations to improve their competitiveness while also maintaining sufficient financial flexibility to permit the company to fund planned, significant growth projects, reward our shareholders and strengthen our balance sheet. This initiative at Morenci helps meet that objective. It will provide more cost-effective access to the mine’s sulfide ore and enhance the mine’s competitiveness,” said J. Steven Whisler, chairman and chief executive officer of Phelps Dodge Corp. “This is another example of how our industry-leading proprietary process technology benefits our operations.”

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Phelps Dodge	Page 2 of 2

The actions being taken at Morenci will affect several other Phelps Dodge facilities in Arizona and New Mexico, including the Miami refinery in Arizona, the Chino smelter in New Mexico, and the Tyrone and Cobre mines in New Mexico. The affected assets have been determined to be impaired. The long-lived assets and related supplies are being written down from their total carrying value, $442 million, by a total of about $420 million, or about $321 million after taxes. The impairments, which will be recorded in the second quarter, will result in a non-cash special charge of about $3.21 per share after taxes. Phelps Dodge expects these actions to have no impact on employment at the affected operations.

In other action, the board approved a 50 percent increase in the company’s quarterly common stock dividend from 25 cents to 37.5 cents, or $1.50 per share per year.

Phelps Dodge Corp. is one of the world’s leading producers of copper and molybdenum, the largest producer of molybdenum-based chemicals and continuous-cast copper rod, and among the leading producers of magnet wire and carbon black. The company and its two divisions, Phelps Dodge Mining Co. and Phelps Dodge Industries, employ more than 14,000 people worldwide.

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